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                                                                   EXHIBIT 99.3









                                OPTION AGREEMENT



                                 BY AND BETWEEN



                           ULTIMATE ELECTRONICS, INC.


                                       AND



                          MARK WATTLES ENTERPRISES, LLC








                          Dated as of January 11, 2005



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                                OPTION AGREEMENT

                  This OPTION AGREEMENT, entered into as of January 11, 2005 (the "Agreement") by and between ULTIMATE ELECTRONICS, INC., a Delaware corporation (the "Company"), and MARK WATTLES ENTERPRISES, LLC, a Delaware limited liability company (the "Investor").

                                   WITNESSETH:

                  WHEREAS, as of the date hereof, the Company and the Investor are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which the Investor is agreeing to purchase from the Company certain shares of its common stock, par value $.01 per share ("Common Stock");

                  WHEREAS, in order to induce the Investor to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, the Company is willing to grant an option to the Investor to acquire certain additional authorized but unissued shares of Common Stock from the Company upon the terms and conditions set forth herein; and

                  WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in the Stock Purchase Agreement;

                  NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  SECTION 1. Grant of Option. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby grants to the Investor an option (the "Option") to purchase an aggregate of 1,850,000 authorized but unissued shares of Common Stock (the "Option Shares"), which Option shall be exercisable in whole or in part at any time during the Exercise Period (as hereinafter defined).

                  SECTION 2. Exercise of Option.

                  (a) The Option shall be exercisable during the period (the "Exercise Period") commencing fourteen calendar days after the filing by or against the Company of a petition under Chapter 11 or any other applicable section or chapter of the United States Bankruptcy Code, as amended from time to time (the "Bankruptcy Code"), and ending on the earlier of (i) two years after the commencement of the Exercise Period or (ii) the effective date of any plan or reorganization approved by the bankruptcy court in





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any bankruptcy proceedings commenced by or against the Company under Chapter 11 or any other applicable section or chapter of the Bankruptcy Code. The Option shall expire and be of no further effect if the Exercise Period has not commenced prior to or on the date that is six months from the date hereof.

                  (b) The Option may be exercised by the Investor with respect to all or any part of the Option Shares at any time during the Exercise Period by delivering a written notice (the "Exercise Notice") to the Company, which notice shall state that the Investor irrevocably elects to exercise the Option with respect to the Option Shares identified in such notice and pay the exercise price therefor, which shall be equal to $0.65 per Option Share to be purchased by the Investor (the "Exercise Price").


                  SECTION 3. Closing. The closing of any exercise of the Option pursuant to this Agreement (a "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m., Dallas, Texas time, on the second business day following the delivery of the Exercise Notice by the Investor pursuant to Section 2(b), or on such other date as shall have been mutually agreed by the parties. At any Closing, (i) the Investor shall make payment to the Company of the aggregate Exercise Price for the Option Shares being purchased upon the exercise of the Option by delivery to the Company of a certified bank cashier's check or wire transfer of funds and (ii) the Company shall deliver, or shall cause to be delivered, to the Investor a stock certificate or certificates representing the aggregate number of Option Shares being purchased by the Investor, registered in the name of the Investor (which certificate may be a temporary certificate manually executed by the appropriate officers of the Company).

                  SECTION 4. Representations and Warranties of the Company. The Company represents and warrants to the Investor as follows:

                  (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Authorization; No Breach. The execution, delivery and performance of this Agreement by the Company have been duly authorized by the Company. This Agreement has been duly executed by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement, the fulfillment of and compliance with the terms hereof and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any Lien upon the Company's or any Subsidiary's capital stock or assets pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, result in a violation of, or require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency or other Person pursuant to, (i) the charter or bylaws of the Company or any





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Subsidiary, (ii) any law, statute, rule, regulation, order, judgment, decree to which the Company or any Subsidiary is subject and which is material to the business of the Company or any Subsidiary or (iii) any contract, agreement or other instrument to which the Company or any Subsidiary is a party.

                  (c) Governmental Authorizations. There is no requirement applicable to the Company to obtain any consent, approval or authorization of, or to make or effect any declaration, filing or registration with, any governmental agency or body for the valid execution and delivery of this Agreement, the fulfillment of and compliance with the terms hereof and the lawful consummation of the transactions contemplated hereby.

                  (d) Option Shares. The issuance and sale of the Option Shares to the Investor upon the exercise of the Option has been duly authorized by all necessary corporate action on the part of the Company and all necessary action, if any, on the part of its shareholders. The Option Shares have been reserved for issuance pursuant to this Agreement and, when issued and delivered to and paid for by the Investor, will be validly issued, fully paid and nonassessable. None of the Option Shares will be issued in violation of, or subject to, any statutory stockholders preemptive or similar contractual rights. The offer, issuance and sale of the Option Shares upon the exercise of the Option do not require registration under, and have been and will be made in compliance with, the applicable securities laws of the United States of America and any state or other political subdivision thereof.

                  (e) Stock Purchase Agreement Representations. Each of the representations and warranties of the Company contained in the Stock Purchase Agreement is true and correct as of the date hereof (including all schedules attached thereto).

                  SECTION 5. Representations and Warranties of the Investor. The Investor represent and warrant to the Company as follows:

                  (a) Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

                  (b) No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement and shall not conflict with, or result in any violation of, any United States or foreign Law applicable to the Investor or by which any property or asset of the Investor is bound or affected.

                  (c) Consents, Approvals, Etc. No consent, approval, order or authorization of, or registration, declaration or filing with, or notification to, any governmental authority or body is required by or with respect to the Investor in connection with the execution and delivery of this Agreement by the Investor or the





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consummation by the Investor of the transactions contemplated by this Agreement, except the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 6. Notices. All notices and other communications hereunder shall be in writing and shall be given by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by cable, telex or facsimile transmission to the parties at the following addresses (or at such other address as either party shall have furnished to the other in accordance with the terms of this Section 6):

                  if to the Investor:

                  Mark Wattles Enterpises, LLC
                  7945 W. Sahara #205
                  Las Vegas, Nevada 89114
                  Facsimile: (702) 341-1603

                  with copies to:

                  Baker & Botts L.L.P.
                  2001 Ross Avenue
                  Dallas, Texas 75201
                  Facsimile: (214) 953-6503
                  Attention: Geoffrey L. Newton

                  if to the Company, to:

                  Ultimate Electronics, Inc.
                  321 West 84th Avenue, Suite A
                  Thornton, Colorado 80260
                  Attention: Chief Executive Officer
                  Facsimile: (303) 412-2501

                  with a copy to:

                  Hogan & Hartson L.L.P.
                  1200 17th Street,
                  Suite 1500
                  Denver, Colorado 80202
                  Attention: Paul Hilton
                  Facsimile: (303) 899-7333

All notices and other communications hereunder that are addressed as provided in or pursuant to this Section 6 shall be deemed duly and validly given (a) if delivered in person, upon delivery, (b) if delivered by registered or certified mail (return receipt






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requested and with postage paid thereon), 72 hours after being placed in a depository of the United States mails and (c) if delivered by cable, telex or facsimile transmission, upon transmission thereof and receipt of the appropriate answerback.

                  SECTION 7. Further Assurances. Each of the Company and the Investor hereby covenant and agree to execute and deliver any additional documents reasonably necessary to complete the issuance and sale of all or any portion of the Option Shares with respect to which an Option is exercised and consummate the other transactions contemplated by this Agreement.

                  SECTION 8. Expenses. The Company shall bear all costs, expenses and fees incurred by any of the parties in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, all fees and expenses of counsel, financial advisors, consultants, actuaries and independent accountants).

                  SECTION 9. Amendments. The terms and provisions of this Agreement may be modified or amended only by a written instrument executed by each of the parties hereto, and compliance with the terms and provisions hereof may be waived only by a written instrument executed by each party entitled to the benefits of the same.

                  SECTION 10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  SECTION 11. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflicts of law that would result in the application of the laws of any other jurisdiction.

                  SECTION 12. Severability. In the event any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provisions hereof, all of which shall remain in full force and effect.

                  SECTION 13. Interpretation. When a reference is made in this Agreement to a party or to a Section or Schedule, such reference shall be to a party to, or a Section of or a Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein," "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.





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                  SECTION 14. Entire Agreement; No Third-Party Beneficiaries.
This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

                  SECTION 15. Non-Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  SECTION 16. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.





                            [Signature page follows]




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                  IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement as of the date first above written.


                            ULTIMATE ELECTRONICS, INC.


                            By: /s/ David J. Workman
                               ------------------------------------------------
                            Name:  David J. Workman
                                 ----------------------------------------------
                            Title: President and Chief Executive Officer
                                   --------------------------------------------


                            MARK WATTLES ENTERPRISES, LLC


                            By: /s/ Mark J. Wattles
                               ------------------------------------------------
                            Name: Mark J. Wattles
                                 ----------------------------------------------
                            Title: President
                                  ---------------------------------------------








                  [Signature Page to Company Option Agreement]